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                                                                     EXHIBIT 4.2
                             CERTIFICATE OF INCREASE
                                       OF
                   SENIOR REDEEMABLE PREFERRED STOCK, SERIES C
                                       OF
                           RENAISSANCE COSMETICS, INC.

         PURSUANT TO SECTIONS 151 AND 228 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                  Renaissance Cosmetics, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Sections 151(g) and 228 thereof, DOES HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by Section (3)(b)(i) of Article IV of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation adopted on September 26, 1996 the following resolution increasing the number of authorized shares of Senior Redeemable Preferred Stock, Series C, par value $.01 per share, of the Corporation and, pursuant to Section 15 of the Certificate of Designation, the following resolution was consented to by holders representing a majority of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock (treated as a single series and class):

                           RESOLVED, that the number of shares of Senior
                  Redeemable Preferred Stock, Series C, par value $.01 per shares, of the Corporation be increased from 325,000 to 350,000, and that the appropriate officers of the Corporation be, and each of them hereby is, authorized to prepare or cause to be prepared and to execute and to file or cause to be filed with the Secretary of State of the State of Delaware a Certificate of Increase increasing the number of shares constituting Senior Redeemable Preferred Stock, Series C, par value $.01 per share, from 325,000 to 350,000.

                  That pursuant to Section 228 of the General Corporation Law of the State of Delaware, written consent has been given in accordance with such
Section 228 and written notice has been given as provided thereunder.

                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed this 27th day of September, 1996.

                                    RENAISSANCE COSMETICS, INC.


                                    By:_______________________________________
                                         Name: Thomas T.S. Kaung
                                         Title: Group Vice President and Chief
                                                Financial Officer